SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2005

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26125	33-0100303
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2005, Mr. Lawrence A. Rusinko accepted the Company’s offer of employment as the Company’s Vice President of Marketing. The Company’s press release announcing Mr. Rusinko’s employment is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Mr. Rusinko will receive an annual base salary of $235,000. The Company also will reimburse Mr. Rusinko for relocation costs, up to a maximum amount of $100,000. Mr. Rusinko will be entitled to participate in the Company’s cash bonus plan at a level equal to 20 percent of his base salary, plus a pro-rated portion of 1.5 percent of earnings in excess of the Company’s earnings per share target. He also will be entitled to an additional incentive bonus based on sales (under a metric yet to be determined) at a ratio up to 15 percent of his base salary.

Upon commencement of his employment with the Company, Mr. Rusinko will be paid a starting bonus of $25,000 and will be granted a stock option to purchase up to 75,000 shares of the Company’s common stock (the “Option”), pursuant to the Company’s 1999 Stock Incentive Plan. The Option will be granted to Mr. Rusinko at an exercise price equal to the closing market price of the Company’s common stock on the date Mr. Rusinko commences employment. The Option becomes exercisable in three equal annual installments, commencing on the first anniversary of Mr. Rusinko’s employment.

The foregoing description of the terms of Mr. Rusinko’s employment with the Company is qualified in its entirety by reference to the offer letter from the Company to Mr. Rusinko, dated October 7, 2005 and filed herewith as Exhibit 10.1.

Item 9.01  Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit	Description

10.1	Offer letter from Rubio’s Restaurants, Inc. to Lawrence A. Rusinko, dated October 7, 2005.
99.1	Press release dated October 14, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 14, 2005
RUBIO’S RESTAURANTS, INC.

	By:	/s/ John Fuller
John Fuller
Chief Financial Officer